Exhibit 10.4

Time-Based

MIDDLEBURG FINANCIAL COPRPORATION

Restricted Stock Award Agreement

THIS AGREEMENT dated as of the ____ day of ___________, 2007, between MIDDLEBURG FINANCIAL CORPORATION, a Virginia corporation (the “Company”), and ________________ (“Participant”), is made pursuant and subject to the provisions of the Middleburg Financial Corporation 2006 Equity Compensation Plan (the “Plan”). All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.          Award of Stock. Pursuant to the Plan, the Company, on _________ __, 2007 (the “Award Date”), granted Participant [number of shares] shares of Common Stock (“Restricted Stock”), subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein.

2.           Restrictions. Except as provided in this Agreement, the Restricted Stock is nontransferable and is subject to a substantial risk of forfeiture.

3.          Vesting. Participant’s interest in the shares of Restricted Stock shall be transferable and nonforfeitable (“Vested”) as follows: twenty-five percent (25%) of the shares of Restricted Stock subject to this Award on the first anniversary of the Award Date, another twenty-five percent (25%) of the shares of Restricted Stock subject to this Award on the second anniversary of the Award Date and the remaining fifty percent (50%) of the shares of Restricted Stock subject to this Award on the third anniversary of the Award Date. Any shares that have not been previously become Vested or forfeited, shall become Vested as of (i) the date of a Change in Control or (ii) at the discretion of the Committee, on the date of the Participant’s death or disability.

4.          Forfeiture. All shares of Restricted Stock that are not then Vested shall be forfeited if Participant’s employment with the Company or an Affiliate terminates prior to the date such shares have become Vested pursuant to Section 3.

5.           Shareholder Rights. Participant will have all the rights of a shareholder of the Company with respect to the Restricted Stock, including the right to receive dividends on and to vote the Restricted Stock; provided, however, that (i) Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of Restricted Stock, (ii) the Company shall retain custody of the certificates evidencing shares of Restricted Stock as provided in Section 6, and (iii) Participant will deliver a stock power in accordance with Section 7.

6.          Custody of Certificates. Custody of stock certificates evidencing the Restricted Stock shall be retained by the Company so long as the Restricted Stock is not Vested. The Company reserves the right to place a legend on each certificate restricting the transferability of shares evidenced by the certificate. The Company shall deliver to Participant the stock certificates evidencing the Common Stock as soon as practicable after the Restricted Stock becomes Vested.

7.           Stock Power. Participant shall deliver to the company a stock power, endorsed in blank, with respect to the Restricted Stock. The Company shall use the stock power to cancel any shares of Restricted Stock that do not become Vested. The Company shall return the stock power to Participant with respect to any shares of Restricted Stock that become Vested.

8.          Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof or the Plan may entitle Participant to a fractional share, such fraction shall be disregarded.

9.          Taxes. The Company shall have the right to retain and withhold from any award of the Restricted Stock, the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such award. The Company may retain and withhold a number of shares of vested Restricted Stock, having a Fair Market Value as of the date the shares become Vested not less than the amount of such taxes, and cancel in whole or in part any such shares so withheld, in order to satisfy the Company’s withholding obligations.

10.          No Right to Continued Employment. This Agreement does not confer upon Participant any right with respect to continued employment by the Company, nor shall it interfere in any way with the right of the Company to terminate Participant’s employment at any time.

11.        Change in Capital Structure. In accordance with the terms of the Plan, the terms of this award shall be adjusted as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

12.        Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

13.        Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

14.        Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

15.        Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf, and the Participant has affixed his signature hereto.

MIDDLEBURG FINANCIAL CORPORATION

By

(Printed Name)

PARTICIPANT

(Printed Name)

Date

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